Exhibit 99.1

FOR IMMEDIATE RELEASE
COMPANY CONTACT:	PRESS CONTACT:
Cheryl Sanclemente	Guy Lawrence
W. P. Carey Inc.	Ross & Lawrence
212-492-8995	212-308-3333
csanclemente@wpcarey.com	gblawrence@rosslawpr.com

CAREY WATERMARK INVESTORS ACQUIRES

FIVE PROPERTY HILTON WORLDWIDE BRANDED PORTFOLIO

New York –February 19, 2013 – Carey Watermark Investors Incorporated (CWI) today announced that it has acquired five focused-service hotels within the Hilton Worldwide portfolio of brands from entities managed by Fairwood Capital, LLC.  The properties are located in Georgia, Tennessee, Louisiana, Alabama and Texas and include the 119-room Hampton Inn & Suites Atlanta-Downtown, which is housed in a renovated historic building listed on the National Register of Historic Places, the 144-room Hampton Inn & Suites Memphis-Beale Street, the 133-room Hampton Inn Birmingham-Colonnade, the 105-room Hampton Inn & Suites Legacy Park-Frisco and the 131-room Hilton Garden Inn Baton Rouge Airport. The Memphis, Atlanta and Birmingham properties will be managed by Crescent Hotels & Resorts, and the Frisco and Baton Rouge Properties will be managed by HRI Lodging Inc.

CWI’s total investment in the properties is approximately $104 million, including acquisition-related costs and $64.5 million of debt.  The hotels, which were constructed between 1994 and 2004, have been substantially renovated between 2010 and 2012.

Commenting on the investment, Michael Medzigian, Chief Executive Officer of CWI, said, “The portfolio represents an opportunity to invest in five Hilton branded hotels that have been recently renovated and offer strong in-place cash flow.  The Memphis and Atlanta properties are high quality urban assets, and the Birmingham, Frisco and Baton Rouge properties are similarly high quality hotels strategically located in their respective markets.  We believe that the market diversity, operating history and established branding of these properties support our strategy of building a portfolio that offers attractive risk adjusted returns to our investors.”

Carey Watermark Investors

Carey Watermark Investors Incorporated is a publicly registered non-traded real estate investment trust (REIT) that invests primarily in the lodging and lodging-related sectors.

www.careywatermark.com

Hampton Hotels

The Hampton brand, including Hampton Inn, Hampton Inn & Suites and Hampton by Hilton, is an award-winning leader in the mid-priced hotel segment.  With nearly 1,900 properties globally, Hampton Hotels is part of Hilton Worldwide, a leading global hospitality company.  All Hampton Hotels offer warm surroundings and a friendly service culture and personality, defined as “Hamptonality,” supported by its 100% Satisfaction Guarantee.  High-quality accommodations, in-room conveniences and the latest technology, combined with numerous locations and consistent offerings, have made Hampton a leader in its segment and one of the fastest growing hotel brands globally.  www.hampton.com

Hilton Garden Inn

Hilton Garden Inn is the award-winning, upscale, yet affordable hotel brand that continually strives to ensure today’s busy travelers have everything they need to be most productive on the road — from our oh-so-comfortable Garden Sleep System® bed to complimentary wired and Wi-Fi Internet access in all guestrooms. So whether on the road for personal or business reasons, Hilton Garden Inn offers the amenities and services for travelers to sleep deep, stay fit, eat well and work smart while away from home. www.hgi.com

Crescent Hotels & Resorts

Crescent Hotels & Resorts is a nationally recognized Top 10 independent third-party operator of hotels and resorts. Crescent currently operates approximately 72 hotels and resorts, with approximately 17,000 rooms in 28 United States & Canada. Crescent is one of a small group of independent management companies approved to operate hotels under the Marriott, Hilton, Starwood, Hyatt, Wyndham and InterContinental flags. Crescent also operates a collection of legendary independent hotels & resorts. www.chrco.com

HRI Lodging

Founded in 1982 and based in New Orleans, Louisiana, HRI Properties (HRI) is a full-service real estate development company and a national leader in the adaptive reuse of historic structures. HRI Lodging, Inc. (HRIL) is a division of HRI. The management team at HRIL has had direct oversight of all types of lodging facilities including large convention center and urban hotels, independent boutique properties, 5-diamond resorts, extended-stay properties and select service facilities. www.hrilodging.com

Fairwood Capital, LLC

Fairwood Capital, LLC is a value-oriented real estate investment firm focused primarily on the acquisition and management of hospitality-related real estate and operating platforms.

Forward-Looking Statements

Certain statements contained herein may be deemed to be forward-looking statements under federal securities laws and the companies intend that such forward-looking statements be subject to the safe-harbor provisions created thereby. All forward-looking statements are qualified in their entirety by this cautionary statement and Carey Watermark Investors Incorporated and its related and affiliated companies assume no, and hereby disclaim any, obligation to update the forward-looking statements contained herein. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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